Firstar Funds

Institutional Shares



June 24, 1998





Supplement to the Prospectus dated February 1, 1998





We are pleased to announce institutional shares of the Firstar
Funds are  available through Jack White & Company and Waterhouse
Securities, Inc. Over the next several months, we hope to offer the Funds through additional "fund supermarkets."



The prospectus is amended as follows:



For the Balanced Growth Fund, the Growth and Income Fund, the Growth Fund, the Special Growth Fund and the Emerging Growth Fund, the limitation on the percentage of assets invested outside of the stated market capitalization ranges is eliminated by deletion of the phrase, "not to exceed 20% at the time of purchase," in the following sentences:



Page 23



The last sentence of the second paragraph under the caption
"Balanced                   Growth Fund - Investment Techniques"



Page 24



The fifth sentence of the second paragraph under the caption
"Growth and             Income Fund - Investment Objective"



Page 26



The last sentence of the third paragraph under the caption
"Growth Fund -          Investment Objective"



The last sentence of the third paragraph under the caption
"Special Growth         Fund -  Investment Objective"



Page 27



The last sentence of the third paragraph under the caption
"Emerging               Growth Fund - Investment Objective"

The second sentence of the fourth paragraph under the caption
"MicroCap Fund - Investment Objective," is replaced by the following:



However, the Fund will not invest more than 10% of the value of its total assets in the securities of unseasoned companies.

The first three sentences of the third paragraph under the caption "Purchase of Shares" are replaced by the following:



Institutional Shares of the Bond and Equity Funds are exclusively sold to and held by (a) trust, agency or custodial accounts opened through a Firstar Corporation trust department, trust company or trust affiliate; (b) employer-sponsored qualified retirement plans; (c) clients of FIRMCO and (d) those purchasing through certain broker-dealers who have agreed to provide certain services with respect to shares of the Funds, including Jack White & Company and Waterhouse Securities, Inc. All share purchases are effected pursuant to a customer's account at Firstar Trust Company ("Firstar Trust") or at another chosen institution or broker-dealer pursuant to procedures established in connection with the requirements of the account. Confirmations of share purchases and redemptions will be sent to Firstar Trust or the other institution or broker-dealer involved. Firstar Trust and the other institutions and broker-dealers (or their nominees) (collectively referred to as "Institutions") will normally be the holders of record of Fund shares, and will reflect their customers' beneficial ownership of shares in the account statements provided by them to their customers.

The first sentence of the fourth paragraph under the caption
"Purchase of Shares" is replaced by the following:



Institutional Shares and Shares of the Money Market Funds are sold without a charge imposed by the Fund, although Institutions may charge transaction or other fees for providing administrative or other services in connection with investments in Fund shares.

The following is inserted after the sixth paragraph under the caption "Purchase of Shares."



In the case of participants in certain employee benefit plans investing in certain Funds, purchase and redemption orders will be processed on a particular day based on whether a service organization acting on their behalf received the order by the close of regular trading on that day.



The Funds may authorize one or more brokers and other financial intermediaries to accept on their behalf purchase, redemption and exchange orders, and may authorize such brokers to designate other intermediaries to accept purchase, redemption and exchange orders on the Funds' behalf. In these cases, a Fund will be deemed to have received an order when an authorized broker or intermediary accepts the order, and customer orders will be priced at the Fund's net asset value next computed after they are accepted by an authorized broker or intermediary.
Authorized brokers and intermediaries will be responsible for transmitting accepted orders to the Funds within the period agreed upon by them. Shareowners should contact their authorized brokers or intermediaries to learn whether they are authorized to accept orders for Funds.

The first two sentences under the caption "Internet
Transactions" are  replaced by  the following:



The Funds expect to make available a service which will permit shareowners to request purchases, exchanges and redemptions of Fund shares after an account is opened on-line via the Internet.
 Redemption requests of up to $25,000 will be accepted through the Internet. Payment for shares purchased on-line must be made by electronic funds transfer from your banking institution. For further information and/or instructions to authorize this service after it is available, call Firstar Trust Company at 1-800-228-1024.





Page 46



The fourth paragraph under the caption "Management of the Funds" is replaced by the following:



Marian Zentmyer manages the Growth and Income Fund. She has managed the Fund since February 22, 1993.



The sixth paragraph under the caption "Management of the Funds" is replaced by the following:



Marian Zentmyer and Walter Dewey co-manage the Growth Fund. Ms. Zentmyer has managed the Fund since June 18, 1996 and Mr. Dewey since July 7, 1997. Mr. Dewey is a Vice President and Senior Portfolio Manager of FIRMCO. He has been with Firstar since 1986 and has thirteen years of investment management experience.
 Mr. Dewey is a Chartered Financial Analyst.











Page 50



The following is inserted after the phrase "(iii) clients of FIRMCO" in the third sentence of the second paragraph under the caption "Description of Shares:"



and (iv) those purchasing through certain broker-dealers who have agreed to provide certain services with respect to shares of the Funds.